January 31, 2011

Rick Smith
Bioscrip, Inc.
100 Clearbrook Rd
Elmsford, NY  10523

Re:           Engagement of MJ Graves and Interim CFO, PFO and Treasurer

Dear Mr. Smith:

The purpose of this letter is to confirm your engagement of me by Bioscrip, Inc. (“the Company” or “you”) to serve as your interim Chief Financial Officer (“CFO”), principal financial officer (“PFO”) and treasurer.  I am looking forward to working with you as your interim CFO and PFO, and in the transition period following your employment of a permanent CFO. This letter agreement outlines the terms of our engagement to provide these consulting services to you.

I agree to provide the services described on Schedule A to this engagement letter (the “Services”).   In the event we both agree to a change in the scope of the Services, Schedule A will be amended accordingly. You acknowledge that any change in scope or timeline may result in a change in our fees.

In connection with me providing the Services, you will be responsible for paying the fees described on Schedule A and any expenses I incur for your benefit. My bills will include a separate itemization of expenses that I have paid or incurred on your behalf.  I generally send invoices bi-monthly.

My invoices will be due fifteen (15) days from the date of each invoice.  If any invoice is not paid within thirty (30) days of the invoice date, I may, at my option, refuse to continue the work until my fees and expenses are brought current, charge interest on amounts past due, and/or terminate my relationship with you.  Either party to this agreement may terminate the engagement, upon notice, for any reason. Regardless of the reason for the termination of the engagement, Bioscrip will remain responsible for paying for work performed and costs incurred or advanced through the date of the termination.  Bioscrip agrees to pay my reasonable expenses, including attorney’s fees, in the event litigation is required to collect an outstanding balance due.

I agree that I shall both comply with all applicable federal and state laws concerning the confidentiality and security of health-related information, including, without limitation, the terms set forth in the Protected Health Information Addendum which is incorporated by reference and made a part of our agreement.  Bioscrip shall ensure that (a) it only transmits health related information to me for which it has all consents and authorizations necessary to permit such disclosure and to permit me to perform the Services; (b) any Company policies or notices of privacy practices do not conflict with or limit the ability of me to perform the Services; (c) in the event the Company agrees to provide additional privacy protections to information relating to an individual, the Company notifies me of such limitations on the date such information is transmitted to me or the date on which the Company makes such an agreement, whichever is later; and (d) in the event that an individual revokes an authorization or consent given to the Company that pertains to the use or disclosure of information previously transmitted to me, the Company promptly notifies me of such revocation.

In consideration of me signing this engagement letter and agreeing to act as your Interim CFO, PFO and treasurer, you will provide me indemnification to the fullest extent permitted by the Company’s by-laws and Delaware law.

Our agreement shall be governed by the laws of the State of Delaware, without reference to its conflicts of law principles.

Please let me know if the Company has any objection to these terms.  If these terms are acceptable to Bioscrip, please have an authorized agent of the Company sign below and return an original signed copy of this engagement letter to my attention.

Thank you for this opportunity to work with you.

Sincerely,

Mary Jane Graves

TERMS OF ENGAGEMENT
APPROVED AND ACCEPTED:

Bioscrip, Inc.

_____________________                                           _
By: ___________________                                                      _
Title: ____________________
Date: ____________

Schedule A

Scope of Services

MJ Graves will be serving as Interim Chief Financial Officer, Principal Financial Officer and Treasurer for Bioscrip, reporting directly to Mr. Smith and the board of directors, as appropriate.  In this role, Ms. Graves will have the responsibilities and authorities normally assigned to the office of the CFO and as granted by the Company’s board of directors.

Timeline

It is anticipated the engagement will commence on January 31, 2011.  The engagement may be terminated at any time by notice from either party.

Fees and Expenses

MJ’s time will be billed at a rate of $250 per hour.  Out-of-pocket and other incremental expenses will be billed in addition to MJ’s professional fees.  It is estimated that monthly professional fees for the engagement will be approximately $40,000.  Any professional fees in excess of this estimate will be approved in advance with Mr. Smith.